EXHIBIT 5



                               June 11, 1997


Prestige Financial Corp.
One Royal Road
P.O. Box 2480
Flemington, NJ  08822

Ladies and Gentlemen:

     You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") which is expected to be filed by Prestige Financial Corp. (the "Company") on or about June 11, 1997, with respect to the offer and sale of 54,600 additional shares of the Company's common stock ("Prestige Common Stock"), $.01 par value, issuable under the Company's 1994 Stock Option Plan for Key Employees and 1994 Stock Option Plan for Senior Management (the "Plans") as described in the Registration Statement.

     We have examined such records and documents and have made such investigations of law as we have deemed necessary under the circumstances.
Based on that examination and investigation, it is our opinion that the shares of Prestige Common Stock referred to above will be, when sold in accordance with the Plans and in the manner described in the Registration Statement, validly issued, fully paid and non-assessable.

                              Sincerely yours,

                              ROTHGERBER, APPEL, POWERS & JOHNSON LLP